_________________________________________________________________

FOURTH AMENDMENT, WAIVER AND CONSENT

TO THE

LOAN AND SECURITY AGREEMENT

BETWEEN

CASTLE BRANDS INC.,
CASTLE BRANDS (USA) CORP.

AND

KELTIC FINANCIAL PARTNERS II, LP

DATED AS OF AUGUST 19, 2011

Effective Date: October 21, 2013

FOURTH AMENDMENT, WAIVER AND CONSENT TO LOAN AND SECURITY AGREEMENT

RECITALS:

CASTLE BRANDS INC., a corporation organized under the laws of the State of Florida (“CBI”) and CASTLE BRANDS (USA) CORP. a corporation organized under the laws of the State of Delaware (“CBUSA”) (individually and collectively, “Borrower”) and KELTIC FINANCIAL PARTNERS II, LP, a Delaware limited partnership (“Lender”), are parties to a Loan and Security Agreement dated as of August 19, 2011, as amended by a First Amendment dated as of July 23, 2012, by a Second Amendment dated as of March 11, 2013, and by a Third Amendment dated as of August 7, 2013 (as so amended, the “Credit Agreement”), in connection with which Borrower delivered an Amended and Restated Revolving Credit Note dated March 11, 2013 in a maximum principal amount of $8,000,000 (the “Revolving Credit Note”), an Amended and Restated Term Note dated August 7, 2013 in the original principal amount of $4,000,000 (the “Term Note”), a Subordination Agreement dated August 7, 2013 between Lender and the parties executing the same (the “Subordination Agreement”) and other agreements, documents and instruments in connection therewith (all of the foregoing, as the same may be amended, restated, or otherwise modified from time to time to be collectively referred to as the “Loan Documents”).

Borrower has requested that the Lender permit CBI to incur indebtedness in an aggregate original principal amount of $2,125,000 (the “2018 Subordinated Debt”) pursuant to the terms of the Castle Brands Inc. 5% Subordinated Convertible Notes due 2018 Purchase Agreement dated on or about the date of this Amendment (the “2018 Notes Purchase Agreement”), the Castle Brands Inc. 5% Subordinated Convertible Notes due 2018 dated on or about the date of this Amendment and issued to the “Purchasers” described in the 2018 Notes Purchase Agreement (collectively, the “2018 Subordinated Notes”), and the other agreements, documents and instruments executed and/or delivered to CBI in connection therewith (collectively, the “2018 Subordinated Debt Documents”). The Loan Documents prohibit Borrower from incurring additional indebtedness in such amount without Lender’s consent.

Borrower has requested that Lender consent to CBI’s incurrence of the 2018 Subordinated Debt, waive all Defaults and Events of Default occurring as a result of CBI’s execution and delivery of the 2018 Subordinated Debt Documents and incurrence of the 2018 Subordinated Debt, and amend the “EBITDA” covenant contained in the Credit Agreement in connection therewith. Upon the terms and conditions contained in this Amendment Lender has agreed to provide such consent, waive such Defaults and Events of Default and amend the Credit Agreement as provided below.

AGREEMENT:

1. Defined Terms. Unless otherwise defined in the Recitals or in the body of this Amendment, all capitalized terms shall have the meanings ascribed to such terms in the Loan Documents.

2. Consent; Waiver. Subject to the terms, conditions, representations and warranties contained herein, Lender hereby consents to CBI’s execution and delivery of the 2018 Subordinated Debt Documents and CBI’s incurrence of the 2018 Subordinated Debt in an original principal amount equal to Two Million One Hundred Twenty Five Thousand and 00/100 Dollars ($2,125,000.00), and hereby agrees to waive all Defaults and Events of Default under the Loan Agreement specifically caused by CBI’s execution and delivery of the 2018 Subordinated Debt Documents and incurrence of the 2018 Subordinated Debt.

3. Amendment of Subordination Agreement. As a condition precedent to the effectiveness of this Amendment and specifically the incurrence of the 2018 Subordinated Debt described herein, the Subordination Agreement shall be amended, in form and content acceptable to Lender in Lender’s sole discretion, to reflect the addition of the 2018 Subordinated Debt as “Junior Obligations” as defined therein, the addition of the 2018 Subordinated Debt Documents as “Junior Creditor Loan Documents” as described therein, and the addition of each holder of a 2018 Subordinated Note as a “Junior Creditor” for all purposes of the Subordination Agreement, and containing such other terms and conditions thereto as Lender deems reasonable, necessary and/or appropriate in Lender’s sole discretion.

4. Dividends and Distributions; Payment of Indebtedness. Paragraphs (a) and (b) of Section 8.6 of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

“(a) Permitted Payments. Subject to the terms and conditions hereof, CBI shall be permitted to make (i) regularly scheduled payments of principal and interest due and payable under the terms of the Loan Agreement between Castle Brands Inc. and the lending parties named therein dated on or about August 7, 2013 (the “CBI August 2013 Subordinated Loan Agreement”) and the Promissory Notes dated on or about August 7, 2013 in an aggregate original principal amount equal to One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) issued by CBI (“CBI August 2013 Subordinated Notes”) to the lending parties named therein (collectively, the “CBI August 2013 Subordinated Noteholders”) and such other agreements, documents and instruments executed and/or delivered to the CBI August 2013 Subordinated Noteholders in connection therewith (all such agreements, documents and instruments, together with any amendments, restatements, extensions or other modifications made from time to time, shall be collectively referred to herein as the “CBI August 2013 Subordinated Loan Documents”), as the CBI August 2013 Subordinated Loan Documents are in effect on the date hereof, and voluntary prepayments of principal and interest permitted under the terms of the CBI August 2013 Subordinated Loan Documents as the CBI August 2013 Subordinated Loan Documents are in effect on the date hereof, but not any mandatory, voluntary, discretionary or optional payment, distribution, or other amount in repayment or prepayment of the CBI August 2013 Subordinated Notes or under the CBI August 2013 Subordinated Loan Documents, whether required or permitted pursuant to the terms of the CBI August 2013 Subordinated Loan Documents, due to the acceleration of maturity of the CBI August 2013 Subordinated Notes, in whole or in part, or any other CBI August 2013 Subordinated Loan Document, in whole or in part, for any reason, and (ii) regularly scheduled payments of interest due and payable under the terms of the Castle Brands Inc. 5% Subordinated Convertible Notes due 2018 Purchase Agreement dated on or about October 21, 2013 (the “2018 Subordinated Notes Purchase Agreement”), the Castle Brands Inc. 5% Subordinated Convertible Notes due 2018 dated on or about October 21, 2013 (collectively, the “2018 Subordinated Notes”) and issued to the “Purchasers” (the “2018 Subordinated Noteholders”) executing the 2018 Subordinated Notes Purchase Agreement, and the other agreements, documents and instruments executed and/or delivered to CBI in connection therewith (all such agreements, documents and instruments, together with any amendments, restatements, extensions or other modifications made from time to time, shall be collectively referred to herein as the, the “2018 Subordinated Debt Documents”), as the 2018 Subordinated Debt Documents are in effect on the date hereof, but not any mandatory, voluntary, discretionary or optional payment, distribution, or other amount in repayment or prepayment of the 2018 Subordinated Notes or under the 2018 Subordinated Debt Documents, whether required or permitted pursuant to the terms of the 2018 Subordinated Debt Documents, due to the acceleration of maturity of 2018 Subordinated Notes, in whole or in part, or any other 2018 Subordinated Debt Document, in whole or in part, for any reason. For purposes of this Agreement the CBI August 2013 Subordinated Noteholders and the 2018 Subordinated Noteholders shall be collectively referred to as the “Junior Creditors”, the CBI August 2013 Subordinated Loan Documents and the 2018 Subordinated Debt Documents shall be referred to as the “Junior Creditor Loan Documents”, each payment permitted pursuant to the provisions of this Section 8.6(a) shall be referred to as a “Permitted Payment”, and any amendment, modification, restatement, extension or replacement of any Junior Creditor Loan Document after the date of this Agreement shall be disregarded for purposes of determining Permitted Payments.

(b) Termination of Permitted Payments. Notwithstanding anything of this Section 8.6 to the contrary (specifically including paragraph (a) immediately above), or anything to the contrary in the Junior Creditor Loan Documents, no Junior Creditor shall demand, take, accept, or receive from or on behalf of CBI, Borrower or any Person that is a co-borrower with Borrower of the Obligations, or that has guaranteed the repayment of the Obligations or the performance by the Borrower of the terms and conditions of the Loan Documents in whole or in part or that has provided any letter of credit, pledge, financial instrument or other accommodation to Lender as security for or in support of the Obligations, any Permitted Payment:

(i) if any payment of principal or interest then due with respect to the Obligations shall not have been paid to Lender in full; or

(ii) if after giving effect to such Permitted Payment the remainder of the Borrowing Capacity less the aggregate amount of all Obligations then outstanding would not exceed One and 00/100 Dollar ($1.00) (as determined on a pro forma basis); or

(iii) if after giving effect to such Permitted Payment a Default or Event of Default would occur (as determined on a pro forma basis); or

(iv) during any period in which a Default or Event of Default has occurred and is continuing.”

5. EBITDA Covenant. Section 8.19 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“8.19. EBITDA. Permit EBITDA as of and for:

(a) The twelve (12) consecutive calendar month period ending on September 30, 2013, to be a negative number greater than negative Two Hundred Fifty Thousand and 00/100 Dollars (-$250,000.00); and

(b) The twelve (12) consecutive calendar month period ending on December 31, 2013, to be less than Zero and 00/100 Dollars ($0.00); and

(c) The twelve (12) consecutive calendar month period ending on March 31, 2014, to be less than Five Hundred Thousand and 00/100 Dollars ($500,000.00); and

(d) The twelve (12) consecutive calendar month period ending on June 30, 2014, and for each period of twelve (12) consecutive calendar months ending on a Fiscal Quarter thereafter, to be less than Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00).”

6. Reimbursement of Lender. As consideration for Lender’s increase of the Revolving Credit and amendment of the Credit Agreement described above, and pursuant to Sections 3.4 and 10.9 of the Credit Agreement, Borrower shall reimburse, indemnify and hold Lender harmless for the reasonable fees and costs and expenses incurred by Lender for the services of legal professionals engaged by Lender in connection with the negotiation and preparation of this Agreement. With respect to any amount required to be paid or reimbursed by Borrower pursuant to the foregoing provisions of this paragraph 9, it is hereby agreed that Lender may charge any such amount to the Revolving Credit on the dates such payment is due or such reimbursement is made. Borrower acknowledges and agrees that on and after the Effective Date of this Amendment the Facility Fee shall be calculated based on the Revolving Credit Limit as amended by the terms hereof.

7. Effective Date. This Amendment shall be effective as of October 21, 2013.

8. Specificity of Provisions. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to or a waiver of any other term or condition of the Credit Agreement or any of the documents referred to therein, or (b) prejudice any right or rights which Lender may now have or may have in the future under or in connection with the Credit Agreement or any or any other Loan Document. From and after the effective date of this Amendment, whenever the Credit Agreement is referred to in the Credit Agreement or in any of the other Loan Documents, it shall be deemed to mean the Credit Agreement as modified by this Amendment.

9. Binding Effect of Loan Documents. Borrower hereby acknowledges and agrees that upon giving effect to this Amendment, the Credit Agreement, the Revolving Credit Note and each Loan Document shall continue to be binding upon such Borrower and shall continue in full force and effect.

10. No Other Events of Default. Borrower hereby represents and warrants that upon giving effect to the terms and provisions of this Amendment no default or Event of Default shall have occurred and be continuing under the terms of the Credit Agreement.

11. Choice of Law. This Amendment and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflicts of law principles.

12. Counterparts. This Amendment may be executed by one or more the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers.

LENDER:

KELTIC FINANCIAL PARTNERS II, LP
By: Keltic Financial Services, LLC, its general partner

By: /s/ Oleh Szczupak
Name:	Oleh Szczupak

Its: Chief Credit Officer

BORROWER:

CASTLE BRANDS INC.

By: Name: Its:	/s/ Alfred J. Small Alfred J. Small CFO

CASTLE BRANDS (USA) CORP.

By: Name: Its:	/s/ Alfred J. Small Alfred J. Small CFO